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                                                                    Exhibit 10.9


                                LICENSE AGREEMENT


THIS AGREEMENT is made effective this 18 day of December, 1995, by and between PRINCETON VIDEO IMAGE, INC., a New Jersey corporation, hereinafter referred to as "PVI," and THESEUS RESEARCH, INC., a Minnesota corporation, hereinafter referred to as "RESEARCH."

                                    RECITALS

WHEREAS, RESEARCH owns and controls certain patents, information and knowledge relating to a new technology of warp algorithms, and has the right to license all or any part of those rights to others in the United States of America and elsewhere; and

WHEREAS, PVI desires to obtain a license to make, use and sell products utilizing such patents, information and knowledge.

NOW, THEREFORE, in consideration of the representations above and the mutual covenants and promises hereinafter set forth, the parties agree as follows:

ARTICLE I - DEFINITIONS

A. "Affiliate(s)" shall mean any present or future domestic or foreign corporation which shall be, at the pertinent time, owned or controlled, directly or indirectly by PVI, or which shall, at the pertinent time, own or control, directly or indirectly, PVI.

B. "Commercial Sale(s)" shall mean any transfer to, or use by, any party other than PVI or any Affiliate of PVI of Licensed Products for consideration, including, but not limited to, by any combination, joint venture, limited liability company, partnership or other entity, in which PVI enjoys in any economic sense revenue which is derived from the sale or use of Licensed Products.

C. "Licensed Product(s)" shall mean any product which embodies the Technology in whole or in part and which is made by PVI or an Affiliate of PVI.

D. "Net Sales" shall mean the total amount collected by PVI, or its Affiliates from Commercial Sales of Licensed Product(s) less (i) all trade, quantity, and cash discounts actually allowed; (ii) all credits and allowances actually granted on account of rejection, returns, billing errors, or retroactive price reductions; (iii) demonstrable duties, customs fees and charges and other landing costs; (iv) excise, sale and use taxes, and equivalent taxes to the extent indicated on invoices; and
      (v) freight, if the obligation of PVI, provided, however that in the event that a Commercial Sale of License Products occurs by virtue of PVI or its Affiliate acquiring an economic interest in any Combination, Joint Venture of other Entity, then the total amount collected by PVI, for purposes of calculating royalties, shall be equal to and shall not exceed the PVI share of gross revenue collected by any such Combination, Joint Venture or Other Entity.

E. "Technology" shall mean any knowledge, information, know-how, techniques and procedures represented by U.S. Patent Nos. 4,667,190, 1,202,731, 4,835,532 and 5,161,013 and any corresponding foreign applications as well as continuation and divisional applications of the same.

ARTICLE II - LICENSE GRANT AND COMMERCIAL EFFORT


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A.    Subject to the terms and conditions set forth herein, RESEARCH hereby grants to PVI, and PVI hereby accepts from RESEARCH, a non-exclusive worldwide license, without right of sublicense, to make, use, modify and sell Licensed Product(s), provided, however, that PVI may not sublicense any of the Technology unless the Technology is incorporated in a Licensed Product.

B. The non-exclusive license granted herein shall terminate upon the termination of this Agreement in accordance with Article V.

C. PVI and its Affiliates shall alone have the obligation to ensure that any Licensed Product they sell or which is sold by any Affiliate of PVI is not defective.

ARTICLE III - ROYALTIES, REPORTS AND RECORDS

A. For the license granted hereunder PVI shall pay, or cause to be paid, to RESEARCH a one time, nonrefundable, up-front advance licensing fee of $50,000. The said amount of the up-front advance licensing fee shall represent a credit against future running royalty obligations of PVI to RESEARCH up to a maximum of $50,000. PVI shall pay the up-front advance licensing fee to RESEARCH on the same day as this License Agreement is executed.

B. For the license granted hereunder, PVI shall pay, or cause to be paid, to RESEARCH a running royalty equal to two (2%) percent of Net Sales generated by PVI or its Affiliates multiplied by a percentage which is commensurate with the percentage which the functionality of the Technology bears to the functionality of the entire Licensed Product. With respect to video insertion systems, it is agreed that the appropriate percentage is ten (10% percent, and that therefore the running royalty to be paid to RESEARCH is two-tenths of one percent (.2%). With respect to Licensed Products other than video insertion systems, the parties will subsequently negotiate a fair functionality percentage. The two (2%) percent running royalty shall be paid until such time as RESEARCH has received an aggregate of $500,000 in running royalties, at which time the running royalty percentage shall be decreased to one (1%) percent until such time as RESEARCH has received a second $500,000 in running royalties, at which time the running royalty percentage shall be decreased to one-half of one percent (.5%) until this Agreement shall terminate. PVI shall be responsible to RESEARCH for the payment of running royalties due with respect to Net Sales by Affiliates of PVI as though they were Net Sales of PVI.

C. Royalties shall be payable only once with respect to Net Sales regardless of the number of patents included in Technology which are incorporated in a Licensed Product.

D. Royalty payments as hereinabove required to be made by PVI or its Affiliates to RESEARCH shall be made in United States dollars within sixty
      (60) days following each calendar quarter. Any currency translations that are necessary to calculate payments shall be made at the exchange rate used by PVI for financial accounting purposes in accordance with generally accepted accounting principles. Each such payment shall include the royalties which shall have accrued during the calendar quarter immediately preceding and shall be accompanied by a report setting forth the Net Sales of Licensed Product(s) sold during that quarter. Royalty checks shall be made payable to RESEARCH and mailed to the address specified in Article
      IX. In the event that foreign moneys are not capable of export to the United States, PVI shall cause the same to be deposited in a bank in such foreign country in an account which shall be established by RESEARCH.


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E.    PVI shall keep and maintain, and shall cause its Affiliates to keep and maintain for three (3) years records evidencing Net Sales of Licensed Product(s) that are subject to royalty payments hereunder in order that RESEARCH may have the right to audit the same. RESEARCH shall pay the cost of any such audit unless such audit reveals an error prejudicing RESEARCH by more than ten (10%) percent, in which event the cost of the audit shall be paid by PVI. Audits shall be conducted during normal business hours by RESEARCH's then independent accounting firm, and PVI agrees to cooperate, and to cause its Affiliates to cooperate, fully in such audit. Such records shall be open to inspection at reasonable times by a certified public accountant chosen by RESEARCH and acceptable to PVI.

ARTICLE IV - INFRINGEMENT

A. RESEARCH intends to protect the Technology against infringers or otherwise act to eliminate infringement, when, in RESEARCH'S sole judgment, such action may be reasonably necessary, proper and justified. In the event that PVI believes there is infringement of any Technology which is to PVI'S substantial detriment, PVI shall provide RESEARCH with notification and reasonable evidence of such infringement.

B. In the event that an alleged infringer of the Technology is identified by PVI and RESEARCH does not institute an action for infringement against the alleged infringer within sixty (60) days after receipt of a reasoned opinion from counsel to initiate enforcement efforts against the alleged infringer, then PVI shall have the right to bring such action in its name and at its expense.

C. In the event that RESEARCH, PVI, or an Affiliate of PVI, is sued by a third party charging patent infringement with respect to the use of Technology in the manufacture, use or sale of a Licensed Products, the party sued shall promptly notify the other party. RESEARCH may at its sole option defend and, if it decides to do so, shall bear the full cost of the defense of, any patent infringement suit or other suit or action intended to prevent or curtail the sale of Licensed Products on account of the inclusion of Technology. If RESEARCH fails to defend any such infringement action, then PVI at its sole option may elect to defend the same at its sole cost.

D. If PVI or any of its Affiliates is required to pay a royalty to any person other than RESEARCH as a result of a final judgment or settlement in an action described in Article IV, paragraph D above, in order to make, use and or sell a Licensed Product, the royalty payable to RESEARCH shall be reduced by the amount of the judgment royalty.

ARTICLE V - TERM AND TERMINATION

A. The term of this Agreement shall end with the expiration of the last of the patents included in the Technology.

B. RESEARCH shall have the right to terminate this Agreement after sixty (60) days written notice by certified mail to PVI under the following circumstances:

      1.    if royalties due RESEARCH are unpaid;

      2.    if there is a material breach or default of this Agreement by PVI;

      If PVI does not cure the above specified conditions within sixty (60) days of receipt of notice of termination, such termination shall become effective.


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C.    PVI may terminate the license granted hereunder at any time upon sixty
      (60) days notice by certified mail to RESEARCH.

D. Upon termination of this Agreement for any reason, including the end of the term as specified above, nothing herein shall be construed to release either party from any obligation which matured prior to the effective date of termination. PVI and its Affiliates may after the effective date of such termination sell all Licensed Product(s) in stock and complete construction of all Licensed Product(s) in the process of manufacture at the time of termination and sell the same, provided that PVI pay to RESEARCH royalties on such Licensed Product(s) as specified in this Agreement.

ARTICLE VI - CONFIDENTIAL INFORMATION

A. Anything in this Agreement to the contrary notwithstanding, any and all knowledge, know-how, practices, process, or other information (hereinafter referred to as "Confidential Information") disclosed or submitted in writing or in other tangible form which is designated as Confidential Information to either party by the other shall be received and maintained by the receiving party in strict confidence and shall not be disclosed to any third party. Furthermore, neither party shall use said Confidential Information for any purpose other than those purposes specified in this Agreement. The parties may disclose Confidential Information to employees requiring access thereto for the purposes of this Agreement provided, however, that prior to making any such disclosures each such employee shall be apprised of the duty and obligation to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. Neither party will be held financially liable for any inadvertent disclosure, but each will agree to use its reasonable efforts not to disclose any agreed to Confidential Information.

B. Nothing contained herein will in any way restrict or impair either party's right to use, disclose, or otherwise deal with any Confidential Information which at the time of its receipt:

      1. is generally available in the public domain, or thereafter becomes available to the public through no act of the receiving party; or

      2. was independently known prior to receipt thereof, or made available to such receiving party as a matter of lawful right by a third party.

C. The above obligations for Confidential Information shall be in effect for a period of three (3) years after the termination of this Agreement.

D. Anything herein to the contrary notwithstanding, each party may make disclosures of Confidential Information as may be required by any Federal, State or Municipal authority having jurisdiction over the party. The parties agree that they will use their best efforts to persuade the appropriate authority that because of the nature of the Confidential Information that the Confidential Information not be disclosed.

ARTICLE VII - INDEMNIFICATION AND INSURANCE

A. Except where such damages or losses are a direct result of the Technology, PVI agrees to indemnify RESEARCH and hold RESEARCH harmless against all liabilities, demands, damages, expenses, or losses arising (i) from the manufacture, use, or sale of a Licensed Product by PVI or an Affiliate of PVI, or of any Combination, Joint Venture of Other


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      Business entity in which PVI has an economic interest; or: (ii) from the use of such licensed product by any third party, including any Combination, Joint Venture or Other Business Entity in which PVI has an economic interest; provided, however, that nothing contained herein shall render PVI or its Affiliates liable for any indemnification of RESEARCH with respect to any claim of patent infringement involving the Technology brought by any third party.

B. The provisions of this Article shall survive termination of this Agreement.

ARTICLE VIII - RESOLUTION OF DISPUTES AND ARBITRATION

A. Both PVI and RESEARCH wish to avoid disputes relating to or arising out of this Agreement. In the event of any dispute or perceived problem, each pledges itself to give notice to the other party and to seek an amicable resolution without regard to arbitration.

B. All disputes arising out of or relating to this Agreement (including any questions of fraud or questions concerning the validity or enforceability of this Agreement or any of the rights herein conveyed) shall be settled by arbitration to be held in Minneapolis, Minnesota. Such arbitration shall be held in English in accordance with the then-existing Commercial Rules of the American Arbitration Association and the demand for arbitration shall be filed with the office of the American Arbitration Association closest to Minneapolis, Minnesota, U.S.A., and immediate notice of the filing shall be given to the other party. Each party shall select an arbitrator from its own management team within thirty (30) days of the notice of filing of any demand for arbitration and each shall be responsible for the compensation of its own arbitrator. The two arbitrators shall confer and select by mutual agreement (and at the joint expense of the parties) a neutral third arbitrator within sixty (60) days of the notice of filing of any demand for arbitration. If the parties fail to appoint their own arbitrator or if the party-appointed arbitrators are unable to agree upon the neutral arbitrator, the vacancies in the arbitration panel shall be appointed by and according to the rules of the American Arbitration Association. After appointment, the neutral arbitrator shall not consult with either party or the other arbitrators in advance of the arbitration hearing. The arbitration shall be speedily concluded with the hearing to take place and the awards to be made as soon as possible, preferably within sixty (60) days following the appointment of the neutral arbitrator. Judgment upon the award of all or a majority of the arbitrators shall be binding upon the parties hereto and may be entered in any court having jurisdiction. Specific performance and injunctive relief may be ordered by the award. As the sole exception to arbitration, each party shall have the right to obtain injunctive relief, only, from any federal court sitting in the State of Minnesota so as to preserve the party's rights for resolution in any pending or imminent arbitration proceedings but no such injunction shall prohibit or postpone such arbitration proceedings and the injunctions may be modified or vacated as a result of the arbitration award. Each party shall be responsible for its own costs and attorneys fees.

C. This Article VIII shall survive any termination of this Agreement or the rights herein conveyed.

ARTICLE IX - MISCELLANEOUS PROVISIONS

A. The rights and licenses granted by RESEARCH in this agreement are personal to PVI and may not be assigned, sublicensed or otherwise transferred without the written consent of RESEARCH. Any attempted assignment or transfer without such consent shall be void.


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B.    PVI hereby assures RESEARCH that PVI will comply with all United States export controls as set forth in the Export Administration Regulations, 15 C.F.R. section 770 et seq.

C.    This Agreement shall be governed by the laws of the State of Minnesota.

D. For purposes of mailings of notices, payments, or other communications, the addresses of the parties are given below.

            In the case of RESEARCH:

            Theseus Research, Inc.
            Attention: Chief Executive Officer
            1916 S.E. Franklin Avenue
            Minneapolis, MN 55414

            In the case of PVI:

            Princeton Video Image, Inc.
            Attention: President
            47 Hulfish Street, Suite 500
            Princeton, NJ 08542

E. No term or provision of this Agreement shall be waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.

F. This Agreement may not be modified, changed or terminated orally. No change, modification, addition or amendment shall be valid unless in writing and signed by the parties hereto.

G. This Agreement constitutes and contains the entire Agreement of the panties respecting the subject matter hereof and supersedes any and all prior negotiations, correspondence, understanding, and agreements, whether written or oral, between the parties respecting the subject matter hereof.

H. The provisions of this Agreement shall be deemed severable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity and enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of the whole Agreement to either party.

IN WITNESS WHEREOF, RESEARCH and PVI have caused this Agreement to be executed by their duly authorized officers on the dates indicated.


THESEUS RESEARCH, INC.                  PRINCETON VIDEO IMAGE, INC.


By /s/ Karl M. Fant                     By /s/ Brown F. Williams
   ------------------------------          ------------------------------
   Its Chief Executive Officer             Its President


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